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                                                                   EXHIBIT 10.64

                         EXECUTIVE EMPLOYMENT AGREEMENT

     ENTERED INTO on May 10, 2005 by and between Carol G. Kloster ("EXECUTIVE"), an individual presently domiciled in Hinsdale, Illinois, and SOURCE INTERLINK COMPANIES, INC. (the "COMPANY"), a Delaware corporation having its principal executive offices at 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134.

     WHEREAS, the Company desires to assure itself of the benefit of Executive's services and experience, and

     WHEREAS, Executive desires to enter into the employ of the Company under the terms and provisions set forth in this Agreement,

     NOW, THEREFORE, with the intent to be legally bound, the Company and Executive do hereby covenant and agree as follows.

Section 1. Employment of Executive.

     1.1. The Company hereby agrees to employ Executive in the positions described in Section 1.2 below, and Executive hereby accepts such employment, under the terms and provisions set forth in this Agreement.

     1.2. During the Period of Employment (defined in Section 2. below), Executive shall serve in the position of Executive Vice President of the Company reporting directly to the Company's Chief Operating Officer ("Executive's Supervisor") and based at such of the Company's offices as Executive's Supervisor may designate; provided, however, that during the period beginning on the date hereof and ending on the fifth anniversary of the date of this Agreement. Executive shall be permitted to discharge her duties and exercise her responsibilities in at the Company's offices in Chicago, Illinois up to one-half of her working time. Executive shall have supervisory authority over sales and marketing of the Company's magazine products and shall have the usual and customary duties, responsibilities and authority of executive vice president, and shall perform such other and additional duties and responsibilities as are consistent with that position and as the Board of Directors of Source Interlink Companies, Inc. (the "BOARD") or the Executive's Supervisor may reasonably require.

     1.3. Executive shall devote all of her working time, attention and energy using her best efforts to the performance of her duties and responsibilities, and shall apply the level of skill, diligence, energy, and cooperation to protecting and advancing the interests of the Company and its subsidiaries as can be reasonably expected from a faithful, dedicated, experienced and prudent corporate executive (as applicable under this Section 1) under similar circumstances. Nothing in this Agreement shall be construed or be deemed to prohibit Executive from (a) maintaining her ownership interest in Chas. Levy Company, LLC ("CLC") or exercising her rights with respect thereto, (b) acting as a member of the board of directors of CLC (or its affiliates) or as an advisor to CLC or Barbara Kipper (or their respective affiliates), with or without compensation, (c) serving as a member of the governing body of any for profit or not for profit enterprise, with or without compensation, in each case provided that (i) Executive first notify Executive's Supervisor of any such intended activities and, solely in the case of the activities described in clause (c) above, Executive's Supervisor shall have approved thereof, which approval shall not be unreasonably withheld, and (ii) the aggregate of all activities described in clauses (a), (b) and (c) do not materially interfere with the performance by Executive of her duties and responsibilities to the Company.
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Section 2. Term of Employment.

     The term of employment of Executive under this Agreement shall be a five-year period commencing on the date hereof and expiring on the fifth anniversary of the date of this Agreement (the "PERIOD OF EMPLOYMENT"). Not later than One Hundred Eighty (180) days prior to the expiration of the Period of Employment, the Company and the Executive will meet to discuss their respective intentions concerning the continued employment of Executive following the expiration of the Period of Employment.

Section 3. Early Termination.

     3.1. Notwithstanding the provisions of Section 2 hereof, the Period of Employment shall be subject to early termination at any time:

     (a) at the Company's election, by dismissal of Executive from employment with or without Proper Cause (defined in Section 3.2 below) pursuant to resolution of the Board, or

     (b) at the Company's election, upon determination of Disability of Executive pursuant to Section 3.3 below, or

     (c) upon death of Executive, or

     (d) at Executive's election, by voluntary resignation upon 30 days' advance written notice, with or without Good Reason (defined in Section 3.5 below).

In the event of early termination pursuant to the foregoing paragraphs (a), (b),
(c) or (d), the Company's obligations to Executive shall be as set forth in Sections 3.2, 3.3, 3.4 or 3.5, respectively; and Executive shall have no other rights or claims under this Agreement except for (i) the right to be indemnified as an officer of the Company on the terms and conditions set forth in the Company's Certificate of Incorporation and Amended and Restated Bylaws, as the same may be amended from time to time, or in any indemnification agreement between Executive and the Company, (ii) the right to coverage as an insured person under the directors' and officers' liability insurance policy maintained by the Company in accordance with Section 5.2(b) for a period of three years after the expiration or earlier termination of the Period of Employment, (iii) the right to receive such benefits and exercise such rights under (and as provided in) such of those plans and programs described in Section 4.3 and 4.4 as Executive may participate to the extent Executive is fully vested therein on the date of such early termination, (iv) reimbursement of previously incurred expenses pursuant to Section 5.1 below and (v) indemnification pursuant to
Section 5.2 below (clauses (i) through (v) inclusive, the "CONTINUING RIGHTS").

     3.2. (a) In the event of early termination pursuant to Section 3.1(a) without Proper Cause, the Company shall be and remain obligated to pay and provide to Executive (or her estate) during the remainder of the Period of Employment provided for under Section 2.:

          (i) The Base Compensation provided for under Section 4.1 below at the annual salary rates stated therein without further adjustment.

          (ii) The Annual Bonus in an amount equal to (A) $178,125 in the case no Annual Bonus has been awarded to Executive prior to the date of such early termination, or (B) 75% of the average of the Annual Bonuses previously awarded to Executive in the case that one or more Annual Bonus has been awarded to Executive prior to the date of such early termination.


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          (iii) The right to continued participation in the Company's healthcare plan (referred to in Section 4.4 below) under and subject to the same terms and provisions (including without limitation contribution to premiums, deductibles, co-payments and caps) as are applicable during such period to the Company's executive officers generally.

          (iv) the Continuing Rights.

          (b) In the event of early termination pursuant to Section 3.1(a) with Proper Cause, the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under Section 4 hereof (except the Continuing Rights).

          (c) The occurrence of any of the following events or circumstances shall constitute "PROPER CAUSE" for dismissal of Executive from employment under this Agreement:

          (i) Disclosure to third parties of material trade secrets or other material Confidential Information (defined in Section 6 below), or any other misuse or misappropriation thereof, by Executive in violation of the obligations imposed by Section 6 hereof;

          (ii) Violation by Executive of the restrictions imposed by Section 7 of this Agreement on competitive activities by Executive;

          (iii) Abandonment by Executive of her employment with the Company or any subsidiary or repeated and deliberate failure or refusal by Executive to fulfill her duties and responsibilities under this Agreement in any material respect and Executive's failure or refusal to initiate corrective action within 10 days after written notice by the Company setting forth in reasonable detail the conditions alleged to be encompassed by the foregoing clause;

          (iv) Breach by Executive of her fiduciary duties to the Company or any act of financial dishonesty or theft affecting the Company or any of its subsidiaries;

          (v) Willful, reckless or grossly negligent conduct by Executive entailing a material violation of the laws or governmental regulations or orders applicable to the Company or its subsidiaries, or imposition by any court or governmental agency of any material restriction upon Executive's ability to perform her duties and responsibilities hereunder;

          (vi) Repeated and deliberate failure or refusal by Executive to comply with lawful policies of the Company or lawful directives of the Board;

          (vii) Conviction of Executive of a crime (excluding any infractions such as traffic violations) in any federal, state or foreign court, or entry of any governmental decree or order against Executive based upon violation of any federal, state or foreign law, which is not based exclusively on the legal violations of Executive's subordinates and which, in the circumstances, the continued association of Executive with the Company will, more likely than not, have a material adverse effect upon the Company, its business or its reputation.

     3.3. The term of employment of Executive under this Agreement may be terminated at the election of the Company upon a determination by the Board, made in its reasonable discretion, that Executive is unable, by reason of physical or mental incapacity ("DISABILITY") whether caused by accident, illness, disease or otherwise, to substantially perform the material duties and responsibilities assigned to her pursuant to this Agreement for a period longer than 90 consecutive days or more than 180 days in any consecutive 12-month period. In the exercise of its discretion, the Board shall give due


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consideration to, among such other factors as it deems appropriate to the best interests of the Company, the opinion of Executive's personal physician or physicians and the opinion of any physician or physicians selected by the Board for these purposes. Executive shall submit to examination by any physician or physicians so selected by the Board, and shall otherwise cooperate with the Board in making the determination contemplated hereunder (such cooperation to include without limitation consenting to the release of information by any such physician(s) to the Board). In the event of early termination for Disability pursuant to Section 3.1(b), the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under
Section 4 hereof, but shall be obligated to provide to Executive:

          (a) For the period commencing on the date of early termination and ending on the expiration of 24 full calendar months next following the date of early termination, a disability income benefit, payable in monthly installments, in an amount equal to 50% of the annual rate of Base Compensation provided for under Sections 4.1 below, at the annual salary rate in effect on the date of determination of Disability without further adjustment;

          (b) For the period commencing on the date which is 24 full calendar months following the date of early termination, a supplemental disability income benefit equal to $12,000 per month for the period commencing on the date of early termination and ending on August 18, 2013 or Executive's earlier death;

          (c) For the period during which Executive is receiving benefits under Sections 3.3(a) or 3.3(b), the right to continued participation in the Company's healthcare plan (referred to in Section 4.4 below) under and subject to the same terms and provisions (including without limitation contribution to premiums, deductibles, co-payments and caps) as are applicable during such period to the Company's executive officers generally; and

          (d) the Continuing Rights.

The Company shall be entitled to credit, against its obligation to pay the foregoing benefits, the amounts received from time to time by Executive pursuant to any disability income insurance policy maintained by the Company or under the Source Interlink Companies, Inc. Supplemental Executive Retirement Plan dated as of March 1, 2005, if Executive shall be a participant therein.

     3.4. In the event of early termination pursuant to Section 3.1(c), the Company shall thereupon be relieved of its obligations to pay or provide any and all compensation and benefits under Section 4 hereof (except for the Continuing Rights).

     3.5 (a) In the event of early termination pursuant to Section 3.1(d) with Good Reason, the provisions of Section 3.2(a) shall apply; provided however that in the case of early termination pursuant to Section 3.1(d) as the result of a Change in Control all amounts payable by the Company under Sections 3.2(a)(i) and (ii) shall be payable in a single lump sum not later than sixty (60) days after the date of such early termination. It being understood and agreed by Executive and the Company that in the event of an early termination occurs within thirty (30) days after a Change of Control pursuant to Section 3.1(a) such early termination shall nevertheless be deemed to have occurred pursuant to
Section 3.1(d) for Good Reason in accordance with Section 3.5(c)(iv).

          (b) In the event of early termination pursuant to Section 3.1(d) without Good Reason, the provisions of Section 3.2(b) shall apply.


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          (c) The occurrence of any of the following events or circumstances shall constitute "GOOD REASON" under this Agreement.

          (i) failure by the Company to substantially comply with its obligations to pay or provide the compensation, benefits and other amounts due and payable to Executive under Sections 4 and 5 below;

          (ii) a material reduction in Executive's duties, responsibilities and authority during the Period of Employment; or

          (iii) a material breach by the Company of its obligations under this Agreement; and

in the case of clause (i), (ii) or (iii), the failure or refusal by the Company (and/or any successor in interest to the Company) to initiate corrective action within 30 days after written notice by Executive to the Secretary of the Company setting forth in reasonable detail the conditions alleged to be encompassed by the foregoing clause (i), (ii) or (iii);

          (iv) a Change of Control within thirty (30) days after such event (defined in Section 3.5(d)).

          (d) The occurrence of any of the following events or circumstances shall constitute a "CHANGE OF CONTROL" under this Agreement.

          (i) A change in the composition of the Board, as a result of which fewer than one-half (1/2) of the incumbent directors are directors who either:
(A) had been directors of the Company on the first day of the Period of Employment (the "ORIGINAL DIRECTORS"); or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the "CONTINUING DIRECTORS"); or

          (ii) Any "PERSON" (defined below) who by the acquisition or aggregation of securities, is or becomes the "BENEFICIAL OWNER" (defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "BASE CAPITAL STOCK"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company; or

          (iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization in which the Company is not the acquiring entity for accounting purposes; or

          (iv) The consummation of a sale, transfer or other disposition of all or substantially all of the Company's assets.

For purposes of subsection (ii) above, the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company


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or a parent or subsidiary and (2) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

Any other provision of this Section 3.5(d) notwithstanding, no event shall constitute a Change of Control under this Agreement if: (A) the sole purpose of the event was to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction; or (B) following such event, S. Leslie Flegel is employed by the Company or any successor entity with the duties and responsibilities of such entity's principal executive officer.

Section 4. Compensation and Benefits. As consideration for Executive's undertakings set forth in this Agreement and her services hereunder, the Company shall pay and provide to Executive during the Period of Employment hereunder, and Executive hereby agrees to accept, the compensation and benefits described in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 below.

     4.1. The Company shall pay to Executive Base Compensation in the form of salary at the following annual rates: (a) during the period from the first day of the Period of Employment through and including January 31, 2006--Four Hundred Seventy-Five Thousand Dollars ($475,000); (b) during the period from February 1, 2006 through and including January 31, 2007--Five Hundred Thousand Dollars ($500,000); (c) during the period from February 1, 2007 through and including January 31, 2008--Five Hundred Twenty Thousand Dollars ($520,000); (d) during the period from February 1, 2008 through and including January 31, 2009--Five Hundred Forty Thousand Eight Hundred Dollars ($540,800); and (e) during the period from February 1, 2009 through and including the last day of the Period of Employment--Five Hundred Sixty-Two Thousand Four Hundred Thirty-Two Dollars ($562,432). Base Compensation shall be payable in such installments and at intervals prescribed from time to time under the Company's payroll policies and practices, and shall be subject to such withholdings as are required thereunder or by applicable law.

     4.2 Executive also may be awarded a bonus (the "Annual Bonus") each year during the Period of Employment in an amount, not to exceed 75% of Executive's Base Compensation as in effect for such year, in such amount as the Executive's Supervisor may recommend, and the Compensation Committee of the Board may approve, based on such criteria, as they shall have established in their sole and absolute discretion.

     4.3. The Company shall permit Executive to participate in all stock option, stock purchase, stock bonus and other equity-based incentive plans and programs (if any) as may be approved by the Board or its Compensation Committee and as the Company chooses to maintain from time to time with respect to its executive officers generally. Executive's level of participation and entitlements (if any) thereunder shall be subject to the eligibility requirements and all other terms and provisions of such plans and programs (including without limitation amendment and termination), and the determinations of their duly appointed administrators.

     4.4 The Company shall permit Executive to participate in all healthcare, retirement, life insurance and disability income plans and programs as may be duly adopted and as the Company chooses to maintain from time to time with respect to its executive officers and/or employees generally. Executive's level of participation and benefits thereunder shall be subject to the eligibility requirements and all other terms and provisions of such plans and programs (including without limitation amendment and termination), and the determinations of their duly appointed administrators.

     4.5. Executive shall be entitled to 20 business days vacation on an annual basis and all holidays provided under Company policy. For any calendar year during which Executive is employed for


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only a portion of the year, Executive shall be entitled to the appropriate proportion of the vacation days. Vacation days will not be cumulative, will accrue only for the current year, and must be taken by Executive during the calendar year in which the vacation time accrues. Vacation days will not be converted into cash. Executive shall arrange her vacation so as not to conflict with the needs of the Company.

Section 5. Expenses and Indemnification.

     5.1. The Company shall pay directly, or shall reimburse Executive for, such items of reasonable and necessary expense as are incurred by Executive in the interest of the business of the Company. All such expenses paid by Executive shall be reimbursed by the Company upon the presentation by Executive of an itemized account of such expenditures, sufficient to support their deductibility by the Company for federal income tax purposes (without regard to whether or not the Company's deduction for such expenses is limited for federal income tax purposes), such submissions to be made within thirty (30) days after the date such expenses are incurred.

     5.2.

          (a) In addition to such rights of indemnification as are provided to Executive by the Certificate of Incorporation and/or Bylaws of the Company and its subsidiaries, the Company agrees that, absent a written opinion of independent legal counsel that it would be unlawful to do so, the Company shall promptly pay or advance all costs and expenses (including without limitation attorneys fees) reasonably incurred by Executive in defense of any and all claims, causes of action and charges which may be threatened, asserted or filed against her in any judicial, governmental or arbitration proceedings, inquiry or investigation (whether of a civil or criminal nature), arising out of her employment under this Agreement or the performance in good faith of her duties hereunder, other than such claims, causes of action or charges that may be initiated against Executive upon approval by the Board or the Chief Executive Officer.

          (b) Until the third anniversary of the expiration or earlier termination of the Period of Employment, the Company shall provide and maintain officers' and directors' liability insurance policy in respect of acts or omissions (including employment practices) occurring prior to the date of such termination or expiration covering Executive, in an amount, on terms, and with scope of coverage comparable to those applicable to the Company's officers' and directors' generally.

          (c) Executive hereby agrees to promptly reimburse to the Company all such costs and expenses as have been paid or advanced by the Company if it is finally determined as a matter of law that Executive was not entitled to be indemnified for them by the Company. In addition, Executive shall remit to the Company the proceeds of any insurance received by her to defray such costs and expenses as have been paid or advanced by the Company.

Section 6. Protection of Confidential Information and Property.

     6.1. Executive acknowledges that the Company has or may have a legitimate need for and/or interest in protecting the confidentiality of all information and data pertaining to the business and affairs of the Company and its subsidiaries, including without limitation information and data relating to (i) manufacturing operations and costs, (ii) distribution and servicing methods and costs, (iii) merchandising techniques, (iv) sales and promotional methods, (v) customer, vendor and personnel relationships and arrangements, (vi) research and development projects, (vii) information and data processing technologies, and
(viii) strategic and tactical plans and initiatives ("CONFIDENTIAL INFORMATION"). "Confidential Information" shall not include (a) information that from time to time has


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been disclosed by the Company in public filings, press announcements or commercial dealings, (b) is or becomes publicly known or within the public domain without the breach of this Confidentiality Agreement by Executive, or (c) was known to Executive prior to her receipt of the information from the Company.

     6.2. Executive acknowledges that, in the course of her employment, (i) she has participated and/or will participate in the development of Confidential Information, (ii) she has been and/or will be involved in the use and application of Confidential Information for corporate purposes, and (iii) she otherwise has been and/or will be given access to and entrusted with Confidential Information for corporate purposes.

     6.3. Executive agrees that, during the term of her employment under this Agreement, she shall possess and use the Confidential Information solely and exclusively to protect and advance the interests of the Company and its subsidiaries; and that at all times thereafter, she (i) shall continue to treat the Confidential Information as proprietary to the Company, and (ii) shall not make use of, or divulge to any third party, all or any part of the Confidential Information unless and except to the extent disclosed in the good faith discharge of her duties and responsibilities under this Agreement, otherwise so authorized in writing by the Company or required by judicial, legislative or regulatory process.

     6.4. Executive acknowledges that, in the course of her employment, she will create and/or be furnished with (i) materials that embody or contain Confidential Information (in written and electronic form) and (ii) other tangible items that are the property of the Company and its subsidiaries. Executive agrees that, upon expiration or other termination of her term of employment under this Agreement, or sooner if the Company so requests, she shall promptly deliver to the Company all such materials and other tangible items so created and/or furnished, including without limitation drawings, blueprints, sketches, manuals, letters, notes, notebooks, reports, lists of customers and vendors, personnel lists, computer disks and printouts, computer hardware and printers, and that she shall not retain any originals or copies of such materials, or any of such tangible items, unless and except to the extent so authorized in writing by the Company.

     6.5. Executive agrees to inform all prospective employers of the content of this Section 6 and of Section 7 of this Agreement prior to her acceptance of future employment.

Section 7. Restrictions against Competition and Solicitation.

     7.1. Executive agrees that, during the term of her employment hereunder and during the Restricted Period (defined in Section 7.2 below), she shall not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with, or own or have any financial interest in, any Competitive Enterprise (defined in Section 7.2 below).

     7.2. For purposes of this Section 7:

          (a) "RESTRICTED PERIOD" means:

          (i) in the case of early termination of the Period of Employment by the Company with Proper Cause, by the Executive without Good Reason or in the case of the expiration of the Period of Employment, the greater of (A) the remaining Period of Employment plus the period of twelve months next following expiration of the Period of Employment, and (B) the period of twenty-four (24) months next following the such date of early termination; or


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          (ii) in the case of early termination of the Period of Employment pursuant to Section 3.1(a) without Proper Cause, Section 3.1(b), or Section 3.1(d) with Good Reason, the period during which Executive is receiving payments or benefits from the Company.

          (b) "COMPETITIVE ENTERPRISE" means any person or business organization engaged, directly or indirectly, in the business of (i) designing, manufacturing and marketing front-end fixtures, shelving and other display equipment and accessories for use by retail stores; (ii) designing, manufacturing and marketing custom wood fixtures, furnishings and millwork for use by commercial enterprises, (iii) distribution and fulfillment of magazines, pre-recorded music, and video and video games, (iv) rendering third party billing and collection services with respect to claims for manufacturer rebates and incentive payments payable to retailers respecting the sale of magazines, periodicals, confections and general merchandise, and/or (v) providing sales and marketing data and analyses to retailers and vendors of products distributed by the Company. As used herein, neither Chas. Levy Company, LLC. nor Levy Home Entertainment, LLC shall not be deemed to be a "Competitive Enterprise." Furthermore, nothing in this Agreement shall be construed or be deemed to prohibit Executive from (a) maintaining her ownership interest in CLC (or its affiliates) or exercising her rights with respect thereto, (b) acting as a member of the board of directors of CLC (or its affiliates) or as an advisor to CLC or Barbara Kipper (or their respective affiliates), with or without compensation, (c) serving as a member of the governing body of any for profit or not for profit enterprise, with or without compensation, in each case provided that (i) Executive first notify Executive's Supervisor of any such intended activities and, solely in the case of the activities described in clause (c) above, Executive's Supervisor shall have approved thereof, which approval shall not be unreasonably withheld, and (ii) the aggregate of all activities described in clauses (a), (b) and (c) do not materially interfere with the performance by Executive of her duties and responsibilities to the Company.

     7.3. Without limitation of the Company's rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of Executive to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if Executive is in violation of the foregoing covenant not to compete and fails or refuses to take to initiate corrective action within 30 days after written notice by the Company setting forth in reasonable detail the conditions alleged to constitute a violation of the foregoing covenant not to compete.

     7.4. If the Period of Employment hereunder shall have been terminated without Proper Cause pursuant to Section 3.1(a) or 3.1(d) for Good Reason, and if Executive shall have duly complied with and observed the covenants of Section 6 and this Section 7, Executive may, at her election, be discharged from the covenants of Section 7.1 at any time on or before the thirtieth (30th) day following such termination by filing with the Company a duly executed statement (in form and content reasonably satisfactory to the Board of Directors of the Company) releasing the Company and its subsidiaries (and, if applicable, its insurance carriers) from any and all obligations it (or they) may have by reason of such termination (except for accrued and unpaid items).

     7.5. Executive agrees further that, during the Restricted Period, she will not, directly or indirectly, either for himself or on behalf of any other person or entity, employ or attempt to employ or solicit the employment or services of any person who is at that time, or has been within six months immediately prior thereto, employed by the Company or any subsidiary of the Company.

Section 8. Injunctive Relief and Costs.

     8.1. Executive acknowledges that any violation of or failure to comply with the provisions of Sections 6, 7.1 and 7.5 of this Agreement may cause substantial and irreparable harm to the Company and


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its subsidiaries (and their constituencies), and that the nature and magnitude of the harm may be difficult or impossible to measure precisely or to compensate adequately with monetary damages.

     8.2. Executive agrees that the Company shall have the right to enforce her performance of and compliance with any and all provisions of Sections 6, 7.1 and
7.5 by seeking a restraining order and/or an order of specific performance and/or other injunctive relief against Executive from a court of competent jurisdiction, at any time or from time to time, if it appears that Executive has violated or is about to violate any such provision.

     8.3. In any proceeding or arbitration arising out of any violation (or alleged violation of) or failure to comply with the provisions of Sections 6,
7.1 and 7.5, the substantially non-prevailing party in such matter (whether determined based on a final adjudication of the issue at court, arbitration or from the terms of a settlement) shall pay to the substantially prevailing party all costs, attorneys' fees and paralegals' fees (whether incurred before trial, at trial or on appeal) incurred by such prevailing party in connection with such controversy, interpretation or implementation.

     8.4. The provisions of this Section 8 are in addition to, and not in lieu of, any other rights and remedies that may be available to the Company for breach of any portion of this Agreement.

Section 9. Compliance with Law and Company Policies.

     9.1. Executive warrants and represents to the Company that she is not now under any legal or contractual duty or obligation which could prevent, limit or impair in any way her full and faithful performance of this Agreement. Executive shall indemnify and hold the Company harmless from and against any claim, loss, damage, liability, cost or expense (including without limitation reasonable attorneys' fees) incurred by or asserted against the Company arising out of or in connection with any breach of this representation and warranty.

     9.2. Executive acknowledges that she has received and read and understands the intent and purposes of the Company's Code of Business Code and Ethics. Executive shall comply with all lawful rules and policies of the Company, as in effect from time to time.

     9.3. Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.

     9.4. Executive acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, she shall not be entitled to, and this Agreement does not confer on Executive, any benefits that constitute (or which, in the Company's good faith determination based on the advice of counsel, would likely constitute) a personal loan in violation of Section 402 of the Sarbanes-Oxley Act of 2002, including any implementing regulations thereunder, or any similar provision of applicable law (collectively, "Section 402"). In the event that the Company, in good faith and upon the advice of counsel, determines that any provision of this Agreement would, absent this Section, give rise to a potential violation of Section 402, Executive and the Company shall promptly negotiate, in good faith, towards an appropriate amendment to this Agreement that would eliminate such potential violation, but which would, as closely as reasonably possible, afford both the Company and Executive, the same relative economic benefits of their bargain hereunder prior to such amendment.

Section 10. Effect of Business Combination Transactions. In the event of the merger or consolidation of the Company with any unrelated corporation or corporations, or of the sale by the Company of a major portion of its assets or of its business and good will to an unrelated third party, this Agreement shall remain in effect and be assigned and transferred to the Company's successor in interest as an asset of the Company, and the Company shall cause such assignee to assume the Company's obligations hereunder. Notwithstanding such assumption, the Company shall not be discharged from its liabilities under this Agreement unless and until released therefrom by Executive, which release shall not be unreasonably withheld or delayed.

Section 11. Successors and Assigns.

     11.1. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and the Company and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.

     11.2 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or her estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 12. Notices. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered, or if sent by registered or certified mail to the last known residence address of Executive or to the Company, Attention: Chief Executive Officer, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134, or such other place as Executive or the Company may designate in writing to the other for these purposes.

Section 13. Miscellaneous.

     13.1. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

     13.2. The headings to the Sections hereof are for convenience of reference only, and in case of any conflict, the text of this Agreement, rather than the headings, shall control.

     13.3. This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly authorized representatives. Except as expressly stated herein, however, nothing in this Agreement shall be deemed to affect the Company's duties and obligations, or Executive's rights and benefits, under the Company's existing Source Interlink Companies 401(k).

     13.4. Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.

     13.5. This Agreement shall be interpreted, construed and governed according to the laws of the State of Florida.

     13.6. Any claim, controversy or dispute arising with respect to this Agreement between the parties hereto or anyone claiming under or on behalf of either of the parties (a " Dispute"), other than a Dispute to which Section 8 hereof applies, shall be submitted to final and binding arbitration in accordance with the following:

     (a) Any party to an unresolved Dispute may file a written Demand for Arbitration pursuant to this Section 13.5 with the Regional Office of the American Arbitration Association nearest to Bonita Springs, and shall simultaneously send a copy of such Demand to the other party or parties to such Dispute;

     (b) Arbitration proceedings under this Section 13.6 shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that all decisions and awards rendered shall be accompanied by a written opinion setting forth the rationale for such decisions and awards;

     (c) Venue for all evidentiary hearings conducted in such proceedings shall be in Lee or Collier County, Florida, as determined by the Arbitrator.

     (d) Unless otherwise agreed by the parties thereto, arbitration proceedings under this Section 13.6 shall be conducted before one impartial arbitrator selected through the procedures of the American Arbitration Association. On all matters, the decisions and awards of the arbitrator shall be determinative.

     (e) To the extent practicable, the arbitration proceedings under this
Section 13.6 shall be conducted in such manner as will enable completion within sixty (60) days after the filing of the Demand for Arbitration hereunder.

     (f) The arbitrator shall award attorney's fees and costs of arbitration to the substantially prevailing party. Unless and except to the extent so awarded, the costs of arbitration shall be shared equally by the parties, and each party shall bear the fees and expenses of its own attorney. Punitive damages shall not be allowed by the arbitrator. The award may be enforced in such manner as allowed by law.

     (g) If any sums payable by the Company hereunder are not paid on or before the sixtieth (60th) day following the date on which such sums become finally due and payable, the Company shall pay, in addition to sum past due amounts, interest on the unpaid portion thereof (accruing from the date on which such sums become finally due and payable through and including the date on which payment is made) at an annual rate equal to the rate of interest announced from time to time within Wells Fargo Bank at its principal office in San Francisco, California as its "prime rate."

     (h) During the first two years following the date of this Agreement, if any payment, coverage or benefit provided under this Agreement would, in the opinion of counsel for the Company, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of the Company, or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of the Code, the aggregate payments, coverages or benefits provided hereunder shall be reduced to the "safe harbor" level under Section 280G so that no portion of such amount which is paid to Executive is not deductible by reason of Section 280G of the Code. Furthermore, the Company shall hold such portions not paid to Executive (the "ESCROWED FUNDS") in escrow pending a final determination of whether such amounts would be deductible if paid to Executive. The Company shall use its best efforts to seek and obtain a ruling from the Internal Revenue Service that the Escrowed Funds would be deductible if paid to Executive.

     If the IRS favorably rules on the matter, the Company shall promptly pay to Executive the Escrowed Funds.

     If the IRS has not favorably ruled on such matter within six (6) months after the date on which any payment, coverage or benefit provided under this Agreement is required to be paid or provided, the Company shall pay to Executive the Escrowed Funds and an additional amount (the "280G PAYMENT") such that the net amount retained by Executive, after giving effect to any excise tax on the payment, coverages or benefits and any Federal, state or local income taxes and excise tax on the 280G Payment, shall be equal to the value of such payments, coverages and benefits prior to giving effect to the excise tax. For purpose of determining the 280G Payment, Executive shall be deemed to pay Federal, state and local income tax at the highest marginal rate of taxation in the calendar year in which the payments, coverages or benefits are paid or provided. State and local income taxes shall be determined based on the state and locality of Executive's domicile on the date of termination of the Period of Employment.

         [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT WITH CAROL G. KLOSTER]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                   SOURCE INTERLINK COMPANIES, INC.


                                   By: /s/ S. Leslie Flegel
                                       -----------------------------------------
                                   Name: S. Leslie Flegel
                                   Title: Chairman & Chief Executive Officer


                                   /s/ Carol G. Kloster
                                   ---------------------------------------------
                                   Carol G. Kloster